EXHIBIT 99.1

AMN HEALTHCARE ANNOUNCES THIRD QUARTER 2022 RESULTS

Quarterly revenue of $1.139 billion;

GAAP EPS of $2.10 and adjusted EPS of $2.57

DALLAS — AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare organizations across the United States, today announced its third quarter 2022 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q3 2022	% Change Q3 2021	YTD September 30, 2022	% Change YTD September 30, 2021
Revenue	$1,138.6	30%	$4,117.7	57%
Gross profit	$385.0	26%	$1,341.4	53%
Net income	$92.4	25%	$362.3	72%
GAAP diluted EPS	$2.10	36%	$7.99	82%
Adjusted diluted EPS*	$2.57	48%	$9.40	85%
Adjusted EBITDA*	$181.8	31%	$672.1	63%

* See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Non-GAAP Reconciliation Tables” for a reconciliation of non-GAAP items.

Business Highlights

•	All business segments beat guidance and consensus revenue expectations in the third quarter, demonstrating our strong execution and the continuing elevated need for talent solutions in healthcare.
•	Current trends and our fourth quarter revenue and earnings outlook set a strong foundation going into 2023.
•	Operating cash flow remained strong at $114 million in the quarter and $538 million year to date enabling elevated investment in growth and technology initiatives.
•	AMN's leverage ratio at quarter end was 0.8 to 1, leaving us well positioned for M&A and share repurchases.
•	We recently announced the selection of former Aon and Bank of America executive Cary Grace as successor to CEO Susan Salka, who announced her retirement earlier this year.

“AMN’s ability to evolve, innovate and deliver critical workforce solutions has never been stronger. Our talented team is relentlessly focused on our clients, clinicians, communities and, ultimately, the patients we serve. This, coupled with significant investments we’ve been making in our people, processes, and technology, enables us to deliver these outstanding results.” said Susan R. Salka, Chief Executive Officer of AMN Healthcare. “AMN is collaborating with a broad spectrum of organizations and investing to create solutions to address the labor shortages that are expected to endure for years.”

Ms. Salka said, “With AMN in such a position of strength and a tremendous market need ahead, I am extremely excited about the next steps in the company’s evolution. As recently announced, I will be handing the CEO baton over to Cary Grace soon, and I am confident she and our experienced leadership team are superbly prepared to ensure that AMN will continue to evolve and make an exceptional impact for all our stakeholders.”

Third Quarter 2022 Results

Consolidated revenue for the quarter was $1.139 billion, a 30% increase over prior year and 20% less than prior quarter. Net income was $92 million (8.1% of revenue), or $2.10 per diluted share, compared with $74 million (8.4% of revenue), or $1.54 per diluted share, in the third quarter of 2021. Adjusted diluted EPS in the third quarter was $2.57 compared with $1.73 in the same quarter a year ago.

Revenue for the Nurse and Allied Solutions segment was $828 million, up 32% year over year and down 25% from the prior quarter. Travel nurse staffing revenue grew 31% year over year and was down 25% sequentially. Allied division revenue grew by 39% year over year and was lower by 8% sequentially. Labor disruption revenue was $19 million in the third quarter compared with $83 million in the prior quarter and $23 million in the year-ago period.

The Physician and Leadership Solutions segment reported revenue of $175 million, growing 16% year over year and flat sequentially. Locum tenens revenue was $106 million, up 19% year over year and flat sequentially. Interim leadership revenue grew by 9% year over year

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and was unchanged sequentially. Our physician and leadership search businesses grew revenue 21% year over year, and the sequential comparison was down 3%.

Technology and Workforce Solutions segment revenue was $135 million, an increase of 35% year over year and down 10% sequentially. Language services revenue was $56 million in the quarter, 18% higher than the prior year and up 4% sequentially. Vendor management systems revenue was $60 million, growing 80% year over year and down 20% from the prior quarter.

Consolidated gross margin was 33.8%, 100 basis points lower year over year and up 150 basis points sequentially. Gross margin was lower year over year due primarily to higher clinician compensation and lower hours, partially offset by higher margins in our Technology and Workforce Solutions segment. On a sequential basis, the revenue mix change was favorable to gross margin, and the Nurse and Allied Solutions segment improved its gross margin by 130 basis points.

Consolidated SG&A expenses were $215 million, or 18.9% of revenue, compared with $174 million, or 19.8% of revenue, in the same quarter last year. SG&A was $244 million, or 17.1% of revenue, in the previous quarter. The year-over-year increase in SG&A costs was driven primarily by higher employee and related expenses. SG&A margin improved year over year due to operating leverage on higher revenue.

Income from operations was $136 million with an operating margin of 12.0%, compared with $106 million and 12.1%, respectively, in the same quarter last year. Adjusted EBITDA was $182 million, a year-over-year increase of 31%. Adjusted EBITDA margin was 16.0%, representing an increase of 20 basis points year over year.

At September 30, 2022, cash and cash equivalents totaled $156 million. Cash flow from operations was $114 million for the third quarter, and capital expenditures were $20 million. The Company ended the quarter with total debt outstanding of $850 million and a net leverage ratio of 0.8 to 1.

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Fourth Quarter 2022 Outlook

Metric	Guidance*
Consolidated revenue	$1.050 - $1.080 billion
Gross margin	33.3% - 33.8%
SG&A as percentage of revenue	19.5% - 20.0%
Operating margin	10.7% - 11.3%
Adjusted EBITDA margin	15.0% - 15.5%
*Note: Guidance percentage metrics are approximate. For a reconciliation of adjusted EBITDA margin, see the table entitled “Reconciliation of Guidance Operating Margin to Guidance Adjusted EBITDA Margin” below.

Revenue in the fourth quarter of 2022 is expected to be 21-23% lower than prior year and 6-8% lower sequentially. Excluding labor disruption revenue, we expect fourth quarter revenue to be down 16-18% year over year, due to lower average travel nurse and VMS bill rates. This is slightly better than our prior projections. The quarter-over-quarter revenue decline is driven primarily by the continued decline in average travel nurse and VMS bill rates and hours worked, partially offset by an increase in healthcare professionals on assignment. Nurse and Allied Solutions segment revenue is expected to be down approximately 29% year over year. Physician and Leadership Solutions segment revenue is expected to be flat year over year. For the Technology and Workforce Solutions segment, we expect revenue to grow by approximately 10% year over year.

Fourth quarter estimates for certain other financial items include depreciation of $13.5 million, non-cash amortization expense of $22 million, share-based compensation expense of $5 million, interest expense of $9 million, integration and other expenses of $5 million, and an adjusted tax rate of 27%.

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Conference Call on November 3, 2022

AMN Healthcare Services, Inc. (NYSE: AMN) will host a conference call to discuss its third quarter 2022 financial results and fourth quarter 2022 outlook on Thursday, November 3, 2022 at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://ir.amnhealthcare.com. Interested parties may participate live via telephone by registering at this link. Registrants will receive confirmation and dial-in details. Following the conclusion of the call, a replay of the webcast will be available at the Company’s IR website.

About AMN Healthcare

AMN Healthcare is the leader and innovator in total talent solutions for healthcare organizations across the nation. The Company provides access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN total talent solutions include managed services programs, clinical and interim healthcare leaders, temporary staffing, permanent placement, executive search, vendor management systems, recruitment process outsourcing, predictive modeling, language services, revenue cycle solutions, credentialing, and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, schools and many other healthcare settings. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry.

The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com, where the Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication (“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://ir.amnhealthcare.com.

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Non-GAAP Measures

This earnings release and the non-GAAP reconciliation tables included with the earnings release contain certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin, (3) adjusted net income and (4) adjusted diluted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful to both management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions, allocating resources and for determining certain incentive compensation objectives. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance. A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Non-GAAP Reconciliation Tables” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the Company’s website at https://ir.amnhealthcare.com/financials/quarterly-results. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning the labor market conditions, demand for staffing and other services, the length of time and level of workforce shortages, bill rate trends, our ability to develop new approaches to develop new and existing talent and grow and retain our workforce, current trends and revenue and earnings outlook, opportunities for and our ability to execute mergers, acquisitions or share repurchases, market needs, the transition of our chief executive officer from Susan Salka to Cary Grace, fourth quarter 2022 financial projections for consolidated and segment revenue, revenue from labor disruption activities, consolidated gross margin, operating margin, SG&A as a percent of revenue, adjusted EBITDA margin, depreciation expense, non-cash amortization expense, share-based

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compensation expense, interest expense, integration and other expenses, adjusted tax rate, and number of diluted shares outstanding. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are also identified by words such as “believe,” "project," “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

The targets and expectations noted in this release depend upon, among other factors, (i) the magnitude and duration of the effects of the COVID-19 pandemic on demand and supply trends, our business, its financial condition and our results of operations, (ii) our ability to effectively address client demand by attracting and placing nurses and other clinicians, (iii) our ability to recruit and retain sufficient quality healthcare professionals at reasonable costs, (iv) our ability to anticipate and quickly respond to changing marketplace conditions, such as alternative modes of healthcare delivery, reimbursement, or client needs and requirements, including mandatory vaccination, (v) our ability to manage the pricing impact that the COVID-19 pandemic and consolidation of healthcare delivery organizations may have on our business, (vi) the duration and extent to which hospitals and other healthcare entities adjust their utilization of temporary nurses and allied healthcare professionals, physicians, healthcare leaders and other healthcare professionals and workforce technology applications as a result of the labor market, economic conditions or COVID-19 pandemic, (vii) the effects of economic downturns, inflation or slow recoveries, which could result in less demand for our services, pricing pressures and negatively impact payments terms and collectability of accounts receivable, (viii) our ability to develop and evolve our current technology offerings and capabilities and implement new infrastructure and technology systems to optimize our operating results and manage our business effectively, (ix) our ability and the expense to comply with extensive and complex federal and state laws and regulations related to the conduct of our operations, costs and payment for services and payment for referrals as well as laws regarding employment practices, (x) our ability to consummate and effectively incorporate acquisitions into our business, (xi) the negative effects that intermediary organizations may have on our ability to secure new and profitable contracts, (xii) the ability of our clients to increase the efficiency and effectiveness of their staffing management and recruiting efforts, through predictive analytics, online recruiting, telemedicine or otherwise, (xiii) the extent to which a spike in the COVID-19 pandemic may disrupt our operations due to the unavailability of our employees or healthcare professionals due to illness, risk of illness, quarantines, travel restrictions, mandatory vaccination requirements, or other factors that limit our existing or potential workforce and pool of candidates, and (xiv) the

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severity and duration of the impact the COVID-19 pandemic has on the financial condition and cash flow of many hospitals and healthcare systems such that it impairs their ability to make payments to us, timely or otherwise, for services rendered.

For a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above that could cause actual results to differ from those implied by the forward-looking statements contained in this press release, please refer to our most recent Annual Report on Form 10-K for the year ended December 31, 2021. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:

Randle Reece

Senior Director, Investor Relations

866.861.3229

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AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2022	2021	2022	2022	2021
Revenue	$1,138,586	$877,800	$1,426,607	$4,117,731	$2,621,190
Cost of revenue	753,560	571,935	966,370	2,776,300	1,745,914
Gross profit	385,026	305,865	460,237	1,341,431	875,276
Gross margin	33.8%	34.8%	32.3%	32.6%	33.4%
Operating expenses:
Selling, general and administrative (SG&A)	215,419	173,932	244,430	717,428	491,773
SG&A as a % of revenue	18.9%	19.8%	17.1%	17.4%	18.8%

Depreciation and amortization (exclusive of depreciation included in cost of revenue)	33,239	26,104	32,274	96,169	74,098
Total operating expenses	248,658	200,036	276,704	813,597	565,871
Income from operations	136,368	105,829	183,533	527,834	309,405
Operating margin (1)	12.0%	12.1%	12.9%	12.8%	11.8%

Interest expense, net, and other (2)	8,961	5,223	10,080	28,630	24,278

Income before income taxes	127,407	100,606	173,453	499,204	285,127

Income tax expense	34,962	26,583	49,653	136,951	73,956
Net income	$92,445	$74,023	$123,800	$362,253	$211,171
Net income as a % of revenue	8.1%	8.4%	8.7%	8.8%	8.1%

Other comprehensive income (loss):
Unrealized gains (losses) on available-for-sale securities, net, and other	(219)	11	332	(794)	(10)
Other comprehensive income (loss)	(219)	11	332	(794)	(10)
Comprehensive income	$92,226	$74,034	$124,132	$361,459	$211,161

Net income per common share:
Basic	$2.11	$1.55	$2.78	$8.04	$4.43
Diluted	$2.10	$1.54	$2.77	$7.99	$4.40
Weighted average common shares outstanding:
Basic	43,785	47,737	44,504	45,056	47,666
Diluted	44,039	48,080	44,740	45,332	48,022

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AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	September 30, 2022	December 31, 2021	September 30, 2021
Assets
Current assets:
Cash and cash equivalents	$155,723	$180,928	$137,041
Accounts receivable, net	724,966	789,131	570,101
Accounts receivable, subcontractor	253,954	239,719	141,626
Prepaid and other current assets	71,523	139,290	50,763
Total current assets	1,206,166	1,349,068	899,531
Restricted cash, cash equivalents and investments	64,883	64,482	63,603
Fixed assets, net	140,995	127,114	127,762
Operating lease right-of-use assets	18,505	27,771	36,487
Other assets	152,970	156,670	157,909
Goodwill	935,675	892,341	893,283
Intangible assets, net	499,067	514,460	530,422
Total assets	$3,018,261	$3,131,906	$2,708,997

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$459,237	$425,257	$284,094
Accrued compensation and benefits	338,833	354,381	321,938
Current portion of operating lease liabilities	8,226	11,383	14,396
Deferred revenue	15,060	15,950	17,904
Other current liabilities	69,890	162,419	2,854
Total current liabilities	891,246	969,390	641,186
Notes payable, net of unamortized fees and premium	843,210	842,322	842,027
Deferred income taxes, net	42,159	47,814	61,187
Operating lease liabilities	10,785	13,364	15,004
Other long-term liabilities	98,228	96,989	107,115
Total liabilities	1,885,628	1,969,879	1,666,519

Commitments and contingencies

Stockholders’ equity:	1,132,633	1,162,027	1,042,478

Total liabilities and stockholders’ equity	$3,018,261	$3,131,906	$2,708,997

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AMN Healthcare Services, Inc.

Summary Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2022	2021	2022	2022	2021

Net cash provided by operating activities	$113,728	$16,746	$224,462	$538,405	$227,371
Net cash used in investing activities	(32,305)	(25,408)	(92,523)	(148,067)	(79,017)
Net cash used in financing activities	(3,835)	(527)	(174,233)	(415,523)	(31,230)
Effect of exchange rates on cash	—	11	183	—	(10)
Net increase (decrease) in cash, cash equivalents and restricted cash	77,588	(9,178)	(42,111)	(25,185)	117,114
Cash, cash equivalents and restricted cash at beginning of period	143,941	210,282	186,052	246,714	83,990
Cash, cash equivalents and restricted cash at end of period	$221,529	$201,104	$143,941	$221,529	$201,104

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AMN Healthcare Services, Inc.

Non-GAAP Reconciliation Tables

(dollars in thousands, except per share data)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2022	2021	2022	2022	2021
Reconciliation of Non-GAAP Items:

Net income	$92,445	$74,023	$123,800	$362,253	$211,171
Income tax expense	34,962	26,583	49,653	136,951	73,956
Income before income taxes	127,407	100,606	173,453	499,204	285,127
Interest expense, net, and other (2)	8,961	5,223	10,080	28,630	24,278
Income from operations	136,368	105,829	183,533	527,834	309,405
Depreciation and amortization	33,239	26,104	32,274	96,169	74,098
Depreciation (included in cost of revenue) (3)	1,091	686	973	2,918	1,773
Share-based compensation	4,898	2,589	8,513	24,670	17,895
Acquisition, integration, and other costs (4)	6,237	3,143	7,377	20,532	9,644
Adjusted EBITDA (5)	$181,833	$138,351	$232,670	$672,123	$412,815

Adjusted EBITDA margin (6)	16.0%	15.8%	16.3%	16.3%	15.7%

Net income	$92,445	$74,023	$123,800	$362,253	$211,171
Adjustments:
Amortization of intangible assets	20,884	16,011	20,312	60,843	47,018
Acquisition, integration, and other costs (4)	6,237	3,143	7,377	20,532	9,644
Fair value changes of equity investments and instruments (2)	—	(5,412)	—	—	(6,683)
Debt financing related costs	—	—	—	—	158
Tax effect on above adjustments	(7,051)	(3,573)	(7,199)	(21,157)	(13,036)
Tax effect of COLI fair value changes (7)	1,507	(600)	4,105	6,488	(2,779)
Excess tax benefits related to equity awards (8)	(727)	(230)	(176)	(2,832)	(1,783)
Adjusted net income (9)	$113,295	$83,362	$148,219	$426,127	$243,710

GAAP diluted net income per share (EPS)	$2.10	$1.54	$2.77	$7.99	$4.40
Adjustments	0.47	0.19	0.54	1.41	0.67
Adjusted diluted EPS (10)	$2.57	$1.73	$3.31	$9.40	$5.07

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AMN Healthcare Services, Inc.

Supplemental Segment Financial and Operating Data

(dollars in thousands, except operating data)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2022	2021	2022	2022	2021
Revenue
Nurse and allied solutions	$828,317	$627,049	$1,101,478	$3,157,834	$1,908,195
Physician and leadership solutions	175,152	150,663	175,697	530,355	430,523
Technology and workforce solutions	135,117	100,088	149,432	429,542	282,472
	$1,138,586	$877,800	$1,426,607	$4,117,731	$2,621,190

Segment operating income (11)
Nurse and allied solutions	$115,182	$92,564	$160,870	$471,141	$283,768
Physician and leadership solutions	23,904	19,301	19,995	64,280	62,366
Technology and workforce solutions	71,145	47,210	82,501	232,526	131,952
	210,231	159,075	263,366	767,947	478,086
Unallocated corporate overhead (12)	28,398	20,724	30,696	95,824	65,271
Adjusted EBITDA (5)	$181,833	$138,351	$232,670	$672,123	$412,815

Gross Margin
Nurse and allied solutions	27.0%	29.3%	25.7%	26.2%	27.6%
Physician and leadership solutions	34.0%	34.8%	34.2%	34.4%	36.1%
Technology and workforce solutions	75.6%	69.4%	78.3%	76.9%	68.3%

Operating Data:
Nurse and allied solutions
Average travelers on assignment (13)	14,722	11,972	16,462	16,085	12,206

Physician and leadership solutions
Days filled (14)	49,694	44,147	49,361	150,550	123,619
Revenue per day filled (15)	$2,134	$2,016	$2,146	$2,157	$2,048

	As of September 30,		As of December 31,
	2022	2021	2021
Leverage ratio (16)	0.8	1.5	1.1

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AMN Healthcare Services, Inc.

Additional Supplemental Non-GAAP Disclosure

Reconciliation of Guidance Operating Margin to Guidance

Adjusted EBITDA Margin

(unaudited)

	Three Months Ended
	December 31, 2022
	Low(17)	High(17)

Operating margin	10.7%	11.3%
Depreciation and amortization	3.4%	3.3%
EBITDA margin	14.1%	14.6%
Share-based compensation	0.5%	0.5%
Acquisition, integration, and other costs	0.4%	0.4%
Adjusted EBITDA margin	15.0%	15.5%

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(1)	Operating margin represents income from operations divided by revenue.
(2)	Changes in the fair value of equity investments and instruments are recognized in interest expense, net, and other. Since the changes in fair value are unrelated to the Company’s operating performance, we exclude the impact from the calculation of adjusted net income and adjusted diluted EPS.
(3)	A portion of depreciation expense for AMN Language Services is included in cost of revenue. We exclude the impact of depreciation included in cost of revenue from the calculation of adjusted EBITDA.
(4)	Acquisition, integration, and other costs include acquisition and integration costs, net changes in the fair value of contingent consideration liabilities for recently acquired companies, certain legal expenses, restructuring expenses, and certain nonrecurring expenses, which we exclude from the calculation of adjusted EBITDA, adjusted net income, and adjusted diluted EPS because we believe that these expenses are not indicative of the Company’s operating performance. For the three and nine months ended September 30, 2022, acquisition and integration costs were approximately $1.1 million and $3.1 million, respectively, expenses related to the closures of certain office leases were approximately $1.7 million and $12.6 million, respectively, certain legal expenses were approximately $4.8 million, and other nonrecurring expenses were approximately $0.4 million and $1.2 million, respectively. Additionally, the aforementioned costs for the three and nine months ended September 30, 2022 were partially offset by net decreases in contingent consideration liabilities for recently acquired companies of approximately $1.8 million and $1.2 million, respectively.
(5)	Adjusted EBITDA represents net income plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), acquisition, integration, and other costs, restructuring expenses, certain legal expenses, and share-based compensation. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.
(6)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(7)	The Company records net tax expense (benefit) related to the income tax treatment of the fair value changes in the cash surrender value of its company owned life insurance. Since this change in fair value is unrelated to the Company’s operating performance, we excluded the impact on adjusted net income and adjusted diluted EPS.
(8)	The consolidated effective tax rate is affected by the recording of excess tax benefits and tax deficiencies relating to equity awards vested during the period. As a result of the adoption of a new accounting pronouncement on January 1, 2017, the Company no longer records excess tax benefits and tax deficiencies to additional paid-in capital, but such excess tax benefits and tax deficiencies are now recognized in income tax expense. The magnitude of the impact of excess tax benefits and tax deficiencies generated in the future, which may be favorable or unfavorable, is dependent upon the Company’s future grants of share-based compensation and the Company’s future stock price on the date awards vest in relation to the fair value of the awards on the grant date. Since these excess tax benefits and tax deficiencies are largely unrelated to our income before taxes and are unrepresentative of our normal effective tax rate, we excluded their impact in the calculation of adjusted net income and adjusted diluted EPS.
(9)	Adjusted net income represents GAAP net income excluding the impact of the (A) amortization of intangible assets, (B) acquisition, integration, and other costs, (C) certain legal expenses, (D) changes in fair value of equity investments and instruments, (E) deferred financing related costs, (F) tax effect, if any, of the foregoing adjustments, (G) excess tax benefits and tax deficiencies relating to equity awards vested and exercised since January 1, 2017, and (H) net tax expense (benefit) related to the income tax treatment of fair value changes in the cash surrender value of its company owned life insurance, and (I) restructuring tax benefits. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted net income as an operating performance measure in conjunction with GAAP measures such as GAAP net income.

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(10)	Adjusted diluted EPS represents adjusted net income divided by diluted weighted average common shares outstanding. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.
(11)	Segment operating income represents net income plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), unallocated corporate overhead, acquisition, integration, and other costs, and share-based compensation.
(12)	Unallocated corporate overhead (as presented in the tables above) consists of unallocated corporate overhead (as reflected in our quarterly and annual financial statements filed with the SEC) less acquisition, integration, and other costs.
(13)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(14)	Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.
(15)	Revenue per day filled represents revenue of the Company’s locum tenens business divided by days filled for the period presented.
(16)	Leverage ratio represents the ratio of the Company’s debt outstanding (including the outstanding letters of credit collateralized by the senior credit facility) minus cash and cash equivalents at the end of the subject period to adjusted EBITDA for the twelve-month period ended at the end of the subject period.
(17)	Guidance percentage metrics are approximate.

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